Exhibit 10.68
LEASE

Dated December 27, 1996

BETWEEN

LTC PROPERTIES, INC., as Lessor

and

STERLING HOUSE CORPORATION, as Lessee

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	TABLE OF CONTENTS


	ARTICLE I	  1
		1.1	Leased Property	  1
		1.2	Term	  2
		1.3	Contingencies.	  2

	ARTICLE II	  3
		2.	Definitions	  3

	ARTICLE III	  7
		3.1	Minimum Rent	  7
			(a)	Initial Term	  7
			(b)	Extended Terms	  7
			(c)	Annual Escalation of Minimum Rent	  8
		3.2	Additional Charges	  9
		3.3	Net Lease	  9
		3.4	Late Charge	  9

	ARTICLE IV	 10
		4.1	Payment of Impositions	 10
		4.2	Notice of Impositions	 11
		4.3	Utility Charges	 11
		4.4	Insurance Premiums	 11
		4.5	Payables	 11

	ARTICLE V	 12
		5.1	No Termination, Abatement, etc	 12
		5.2	Abatement Procedures	 12

	ARTICLE VI	 13
		6.1	Ownership of the Leased Property	 13
		6.2	Lessee's Personal Property	 13
		6.3	Consumable Inventory	 13

	ARTICLE VII	 13
		7.1	Condition of Leased Property	 14
		7.2	Use of the Leased Property	 14

ARTICLE VIII	 16
	8.1	Compliance with Legal and Insurance
Requirements,Instruments, etc.	 16

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	8.2	Legal Requirement Covenants	 16

ARTICLE IX	 17
	9.1	Maintenance and Repair	 17
	9.2	Expenditures to Comply with Law; Construction of
Additional
		Improvements Pursuant to Certificate of Need	 18
	9.3	Encroachments, Restrictions, etc.	 18

	ARTICLE X	 19
		10.1	Lessee's Obligations for Hazardous Materials	 19
		10.2	Definition of Hazardous Materials	 19

	ARTICLE XI	 20
		11.1	No Liens	 20

	ARTICLE XII	 20
		12.	Permitted Contests	 20

	ARTICLE XIII	 21
		13.1	General Insurance Requirements	 21
		13.2	Replacement Cost	 22
		13.3	Additional Insurance	 22
		13.4	Waiver of Subrogation	 22
		13.5	Form Satisfactory, etc.	 23
		13.6	Increase in Limits	 23
		13.7	Blanket Policy	 23
		13.8	No Separate Insurance	 23
		13.9	Continuous Coverage	 24

	ARTICLE XIV	 24
		14.1	Insurance Proceeds	 24
		14.2	Reconstruction in the Event of Damage or
		Destruction Covered by Insurance Proceeds	 24
		14.3	Reconstruction in the Event of Damage or
		Destruction Not Covered by Insurance	 25
		14.4	Lessee's Property	 25
		14.5	Restoration of Lessee's Property	 25
		14.6	No Abatement of Rent	 25
		14.7	Termination of Option to Extend	 25
		14.8	Waiver	 25

	ARTICLE XV	 26
		15.	Condemnation	 26
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            	15.1	Definitions	 26
		15.2	Parties' Rights and Obligations	 26
		15.3	Total Condemnation	 26
		15.4	Allocation of Portion of Award	 26
		15.5	Partial Taking	 27
		15.6	Temporary Taking	 27

	ARTICLE XVI	 28
		16.1	Events of Default	 28
		16.2	Certain Remedies	 30
		16.3	Damages	 30
		16.4	Waiver	 31
		16.5	Application of Funds	 31

	ARTICLE XVII	 32
		17.	Lessor's Right to Cure Lessee's Default	 32

	ARTICLE XVIII	 32
		18.1	Options to Extend	 32
		18.2	Minimum Rent During Extended Terms	 33

	ARTICLE XIX	 34
		19.	Holding Over	 34

	ARTICLE XX	 34
		20. 	Risk of Loss	 34

	ARTICLE XXI	 35
		21. 	Indemnification	 35

	ARTICLE XXII	 36
		22. 	Subletting and Assignment	 36
		22.1	Attornment	 36
		22.2	Sublease Limitation	 37

	ARTICLE XXIII	 37
		23. 	Officer's Certificates and Financial Statements	 37

	ARTICLE XXIV	 37
		24.	Lessor's Right to Inspect	 37

	ARTICLE XXV	 38
		25.	No Waiver	 38

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               ARTICLE XXVI	 38
		26.	Remedies Cumulative	 38

	ARTICLE XXVII	 38
		27.	Acceptance of Surrender	 38

	ARTICLE XXVIII	 38
		28.	No Merger of Title	 38

	ARTICLE XXIX	 38
		29.	Conveyance by Lessor	 38

	ARTICLE XXX	 39
		30.	Quiet Enjoyment	 39

	ARTICLE XXXI	 39
		31.	Notices	 39

	ARTICLE XXXII	 40
		32.1	Lessor May Grant Liens	 40
		32.2	Lessee's Right to Cure	 41
		32.3	Breach by Lessor	 41

	ARTICLE XXXIII	 41
		33.	Miscellaneous	 41
			33.1	Survival of Obligations	 41
			33.2	Late Charges; Interest	 41
			33.3	Limits of Lessor's Liability	 41
			33.4	Transfer of Operations	 42
			33.5	Addendum, Amendments and Exhibits	 42
			33.6	Headings	 42
			33.7	Time	 42
			33.8	Days	 42
		y	33.9	Rent	 42
			33.10	Applicable Law	 42
			33.11	Successors and Assigns	 42
			33.12	Recordation	 42
			33.13	Prior and Future Agreements	 43
			33.14	Partial Invalidity	 43
			33.15	Attorneys' Fees	 43
			33.16	Authority of Lessor and Lessee	 43
			33.17	Relationship of the Parties	 43
			33.18	Counterparts	 43
			33.19	Brokers	 44
			33.20	Computer Disc	 44
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LEASE



	THIS LEASE (this "Lease") is made as of the 27th day of December, 1996, by and between LTC PROPERTIES, INC., a Maryland corporation, herein called "Lessor", and STERLING HOUSE CORPORATION, a Kansas corporation, herein called "Lessee", subject to the terms, conditions and contingencies set forth below.

ARTICLE I

		1.1	Leased Property.  Upon and subject to the terms and
conditions hereinafter set forth, Lessor leases to Lessee, and Lessee rents and hires from Lessor all of the following (the "Leased Property"):

			(i)	The real property situated in the City of Ada,
Pontotoc County, Oklahoma and more particularly described in Exhibit "A" attached hereto (the "Land");

			(ii)	All buildings, structures, Fixtures (as
hereinafter defined) and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land (collectively, the "Leased Improvements");

			(iii)	All easements, rights and appurtenances
relating to the Land and the Leased Improvements;

			(iv)	All permanently affixed equipment, machinery,
fixtures, and other items of real and/or personal property, including all components thereof, permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which to the greatest extent permitted by the law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, to the extent acquired by Lessor pursuant to the "Purchase Agreement" as defined in
Article II hereof (collectively the "Fixtures"); and

			(v)	All personal tangible and intangible property

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comprising the "Property" acquired by Lessor pursuant to the Purchase
Agreement.

		The Leased Property includes that certain 37-unit assisted living facility commonly known as the "Sterling House" and located in the City of Ada, Pontotoc County, Oklahoma. Notwithstanding the foregoing, the Leased Property shall not include any property not acquired by Lessor from the Seller pursuant to the Purchase Agreement. The Leased Property is demised subject to all covenants, conditions, restrictions, easements, and other matters of record, and all other matters that affect title, zoning and any other matters set forth in that certain Title Policy issued by Chicago Title Company concurrently with Lessor's purchase of the Leased Property and all matters disclosed in the ALTA survey obtained in connection with such title insurance (collectively the "Permitted Title Matters").

		1.2	Term.  The initial term of the Lease (the "Initial
Term") shall be the period commencing on the closing (the "Closing") under the Purchase Agreement (the "Commencement Date") and expiring on
December 31, 2006. Lessee has the right to extend the term of this Lease, at Lessee's option, as provided in Article XVIII, below. (The Initial Term plus all validly exercised options to extend, if any, shall be referred to herein as the "Term").

		1.3	Contingencies.

			1.3.1 Lessee acknowledges and agrees that, at the time of executing this Lease, Lessor might not own the Leased Property, but Lessor has a right to purchase the Leased Property pursuant to the Purchase Agreement. This Lease, and all obligations hereunder of either party, are contingent upon Lessor's acquisition of the fee simple interest in the Leased Property. Therefore, if Lessor has not acquired fee simple title to the Leased Property on or before thirty (30) days after the date hereof, this Lease shall be null and void and of no force or effect whatsoever, and both Lessor and Lessee shall be relieved of all responsibility under this Lease.

			1.3.2 Lessor and Lessee acknowledge and agree that Lessor entered into this Lease, and agreed upon the amount of the Minimum
Rent payable under Paragraph 3.1 hereof, subject to the following conditions:
(a) that, on or after the date hereof, Lessor and Lessee will enter into four
(4) other leases ("Other Leases") between Lessor, as "Lessor", and Lessee, as "Lessee", pertaining to the assisted living facility in each of the following locations: (i) the "Sterling House" located in Tyler, Texas, (ii) the "Sterling House" located in Wichita Falls, Texas, (iii) the "Sterling House" located in Durant, Oklahoma, and (iv) the "Sterling House" located in Salina, Kansas;

and (b) that each of the Other Leases will be cross-defaulted with this Lease as additional security for Lessee's performance hereunder. Accordingly, Lessor and Lessee acknowledge and agree that this Lease and each of the Other Leases shall hereafter be amended as may be necessary or appropriate to reflect the cross-default provisions contemplated hereunder.

ARTICLE II

	2.	Definitions.  For all purposes of this Lease, except as
otherwise expressly provided, (i) the terms defined in this Article II have the meanings assigned to them in this Article II and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles at the time applicable; and (iii) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Paragraph or other subdivision:

		Additional Charges.  As defined in Paragraph 3.2.

		Additional Rent.  As defined in Paragraph 3.1.

		Affiliate. When used with respect to any corporation, the term "Affiliate" shall mean any person or entity (including any trust) which, directly or indirectly, controls or is controlled by or is under common control with such corporation. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests. For the purposes of this definition, "person" shall mean any natural person, trust, partnership, corporation, joint venture or other legal entity.

		Business Day.  Each Monday, Tuesday, Wednesday,
Thursday, and Friday, which is not a day on which national banks in the State of Oklahoma are authorized or obligated, by law or executive order, to close.

		Calendar Year. The period from January 1 through and including December 31 in the same calendar year.

		Code.  The Internal Revenue Code of 1986, as amended.

		Encumbrance.  As defined in Article XXXII.


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		Event of Default.  As defined in Article XVI.

		Extended Term.  As defined in Article XVIII.

		Facility. That certain 37-unit assisted living facility which is part of the Leased Property, as defined in Article I, above.

		Facility Mortgage.  As defined in Article XIII.

		Facility Mortgagee.  As defined in Article XIII.

		Fiscal Year. The twelve (12) month period from January 1 through the following December 31.

 		Fixtures.  As defined in Article I.

		Impositions. Collectively, all taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, transaction, privilege, rent taxes, bed taxes or fees or any other taxes as the same relate to or are imposed upon Lessee or Lessor or the business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased
Property, Lessor, or the business conducted thereon by Lessee (including all interest and penalties thereon due to any failure in payment by Lessee), and all increases in all the above from any cause whatsoever, including reassessment, which at any time prior to, during or in respect of the Term may be assessed or imposed on or in respect of or be a lien upon (a) Lessor's interest in the Leased Property or any part thereof; (b) the Leased Property or any part thereof, including without limitation any Personal Property located thereon or used in connection therewith, or any rent therefrom or any estate, right, title or interest therein; or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof by Lessee. Without limiting the foregoing, the term "Imposition" shall include any sales tax on rents paid under this Lease or by residents of the Facility (including, but not limited to, rental receipts taxes), bed taxes, depreciation recapture, any other taxes (except for the specific exclusions stated below), fees or charges imposed by the State of Oklahoma and any potential subdivision thereof relating to the Facility or the Leased Property, this Lease, or rents received under this Lease, whether relating to any period prior to or after the Commencement Date. Nothing contained in this Lease shall be construed to require Lessee to pay (1) the following taxes and fees to the extent they relate to Lessor's business generally (as opposed to relating specifically to Lessor's ownership of the Facility, lease thereof to Lessee or income therefrom): any federal, state or local income tax of Lessor, taxes based on outstanding corporate shares of Lessor or Lessor's equity or capitalization, regardless of whether denominated as an income tax, franchise tax, capital tax or otherwise; (2) any income or capital gain tax imposed with respect to the sale, exchange or other disposition, or operation, by Lessor of any Leased Property or the proceeds thereof; or (3) estate, inheritance, gift taxes or documentary transfer taxes. In addition, Lessee shall not be required to pay any franchise, registration, or qualification tax or fee to the extent such tax or fee exceeds the minimum amount which would be imposed on Lessor if Lessor reported liabilities equal to at least eighty percent (80%) of Lessor's assets.

		Insurance Requirements. All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

		Land.  As defined in Article I.

		Lease.  As defined in the Preamble.

		Lease Year.  The twelve (12) month period from January 1 to December 31 in each calendar year.  In the case of the beginning of the
Initial Term, the provision "Lease Year" shall mean the period from the
Commencement Date (defined in Paragraph 1.2, above) to December 31,
1996; in the case of the end of the Term, the provision "Lease Year" shall mean the period from the last January 1 to occur in the Term to the date of expiration of the Lease.  The Lease Year 1996 shall mean the
Commencement Date through December 31, 1996; the Lease Year 1997 shall mean January 1, 1997 through December 31, 1997, and so on.

		Leased Improvements; Leased Property.  Each as defined in Article I.

		Legal Requirements. All federal, state, county, municipal, and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees, and injunctions affecting either the Leased Property or the construction, use or alteration thereof whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property; or (ii) in any way adversely affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations thereto, and all covenants, agreements, restrictions, and encumbrances contained in any instruments, either of record or known to Lessee, at any time in force affecting the Leased Property.

		Lessee.  Sterling House Corporation, a Kansas corporation
(and any assignee permitted subject to the terms and conditions in this Lease).

		Lessee's Personal Property. All machinery, equipment, furniture, furnishings, movable walls or partitions, computers, or trade fixtures or other personal property, and consumable inventory and supplies, owned by Lessee and used or useful in Lessee's business on the Leased Property, including without limitation, all items of furniture, furnishings, equipment, supplies and inventory, except items acquired by Lessor pursuant to the Purchase Agreement.

		Lessor. LTC Properties, Inc., a Maryland corporation, and its successors and assigns. Unless Lessee is notified by Lessor otherwise, Lessor's address is: 300 Esplanade Drive, Suite 1860, Oxnard, California 93030, Attention: William McBride III.

		Minimum Rent.  As defined in Paragraph 3.1.

		Notice.  A notice given pursuant to Article XXXI hereof.

		Officer's Certificate. A certificate of Lessee signed by (i) the Chairman of the Board of Directors or the President or any authorized Vice President; and (ii) the secretary, or another officer authorized by appropriate resolution to so sign by the Board of Directors. Any signature required above may be substituted with a signature of another person whose power and authority to act has been authorized by an appropriate corporate resolution.

		Other Leases.  As defined in Paragraph 1.3.

		Overdue Rate. On any date, a rate equal to the Prime Rate (defined below), plus two percent (2%); provided, however, that it is the intent of Lessor and Lessee that the Overdue Rate (and all other interest rates provided for hereunder) be in strict compliance with applicable usury laws of the State of Oklahoma, and that in the event the Overdue Rate (or other interest rate provided for hereunder) shall be deemed to exceed that permitted to be charged by the laws of the State of Oklahoma, any and all excess sums collected by Lessor shall be credited against the Rent payable under this Lease or if there is no Rent due, promptly refunded to Lessee.

		Payment Date.  Any due date for the payment of the

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installments of Minimum Rent or any other payments required under this
Lease.

		Primary Intended Use.  As defined in Paragraph 7.2.2.

		Prime Rate. On any date, a rate equal to the annual rate on such date announced by Citibank, N.A. to be its prime rate for 90-day unsecured loans to its corporate borrowers of the highest credit standing or, if not available, such other rate as may be published by The Wall Street Journal as the prime rate in its listing of "Money Rates."

		Purchase Agreement. That certain Agreement of Purchase and Sale and Joint Escrow Instructions, dated as of even date herewith, between Lessee as "Seller" and Lessor as "Buyer" providing for Lessor's acquisition of all of Lessee's interest in and to the Leased Property.

		Rent. Any and all monetary obligations of Lessee owing under this Lease.

		Subsidiaries. Corporations, of which either Lessee or Lessor owns, directly or indirectly, more than 50% of the voting stock (individually, a "Subsidiary").

		Term. Collectively, the Initial Term plus any Extended Terms, as the context may require, unless earlier terminated pursuant to the provisions hereof.

		Unsuitable for its Primary Intended Use. A state of condition of the Facility such that by reason of damage or destruction, or a partial taking by Condemnation, in the good faith judgment of Lessor, reasonably exercised, the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use taking into account, among other relevant factors, the number of usable units affected by such damage or destruction or partial Condemnation.

		Unavoidable Delays. Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder; provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds available to Lessor results from Lessee's failure to perform any of its obligations under this Lease.

		The above does not include all the definitions to be used in this Lease. Various definitions of other terms are included in the other Articles of this Lease.

ARTICLE III

		3.1	Minimum Rent.  Lessee will pay to Lessor in lawful
money of the United States of America which shall be legal tender for the payment of public and private debts, at Lessor's address set forth above or at such other place or to such other person, firms or corporations as Lessor from time-to-time may designate in a Notice, Minimum Rent (as defined below), during the Term, as follows:

			(a)	Initial Term.  The "Minimum Rent" is the
annual sum of $168,525.00. The Minimum Rent shall be subject to increase as and when provided in Paragraph 3.2. The Minimum Rent shall be paid in advance in equal, consecutive monthly installments on the first day of each calendar month of the Term. Minimum Rent shall be prorated for any partial month at the beginning or end of the Term; and

			(b)	Extended Terms.  The Minimum Rent during
the Extended Terms shall be as stated in Article XVIII, below.

			(c)	Annual Escalation of Minimum Rent.  Commencing on the one-year anniversary of the Commencement Date, and
continuing on each subsequent one-year anniversary thereof during the Term
(including any Extended Term) (each, an "Adjustment Date"), the Minimum
Rent (irrespective of any prorations made pursuant to Paragraph 3.1(a) above)
shall increase to an amount equal to the Minimum Rent for the one-year period immediately preceding the Adjustment Date multiplied by a fraction, the numerator of which shall be the C.P.I. (defined below) for the month in which the Adjustment Date occurs, and the denominator of which shall be the
C.P.I. for the month that was one year prior to the Adjustment Date;
provided, however, that the product of said multiplication shall not result in an increase of the Minimum Rent by more than two percent (2%) per year on a cumulative basis ("Annual Multiplier").  If, however, the Annual Multiplier is less than two percent (2%) on any Adjustment Date (a "Less Than 2%
Adjustment Date"), then at such time as the Annual Multiplier is determined for subsequent Adjustment Dates, the Minimum Rent for each Less Than 2%
Adjustment Date shall be retroactively recalculated such that subsequent
Annual Multipliers (whether less than or greater than 2%) shall be first applied to increase the Annual Multiplier for each Less Than 2% Adjustment
Date to an amount up to, but not greater than, 2%, with such recalculations to be made in chronological order beginning with the earliest Less Than 2%

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Adjustment Date and continuing, so long as there is Annual Multiplier remaining, until recalculations have been made with respect to all Less Than
2% Adjustment Dates. After each such recalculation has been made, the shortfall in the Minimum Rent for the newly recalculated Less Than 2% Adjustment Dates shall be billed to Lessee and Lessee shall pay such shortfall amount to Lessor together with the next payment of Minimum Rent otherwise coming due hereunder. Such recalculations and shortfall billings shall be made on each Adjustment Date where there remain prior Less Than
2% Adjustment Dates which have not yet been recalculated to 2%.  For purposes of example only, if the Commencement Date is November 1, 1996 and the initial Minimum Rent equals $939,120, and if (a) the C.P.I. increased 1.5% as of November 1, 1997, the Minimum Rent as of November 1, 1997
would increase to $953,207; (b) the C.P.I. increased 1.5% as of November 1, 1998, the Minimum Rent as of November 1, 1998 would increase to
$967,505; (c) the C.P.I. increased 6% as of November 1, 1999, the Minimum
Rent as of November 1, 1999 would increase to $996,602, which is the
Minimum Rent increased by 2% per year for three years (i.e. the average annual increases have been 3% (1.5% + 1.5% + 6% for the three years, respectively) subject to the 2% annual limitation), and the total shortfall amount to be billed to Lessee would be $4,695 for the 1997 Adjustment Date and $9,555 for the 1998 Adjustment Date. "C.P.I." shall mean and refer to the Consumer Price Index of the Bureau of Labor Statistics of the Department of Labor, U.S. Cities Average, All Items (1982-84=100); provided that if compilation of the C.P.I. is discontinued or transferred to any other governmental department or bureau, then the index most nearly the same as the C.P.I. shall be used. If Lessor is unable to determine the C.P.I. by any Adjustment Date, Lessee shall continue to pay the Minimum Rent at the rate paid for the period immediately prior to that Adjustment Date, and once the C.P.I. for that Adjustment Date is published, the new Minimum Rent (as increased by the Annual Multiplier) shall be effective retroactively as of such Adjustment Date and the aggregate amount of any additional Minimum Rent shall be paid by Lessee promptly after written notice thereof from Lessor (but not later than the date of the next monthly installment of Minimum Rent, unless the next installment falls due within five (5) days after Lessor's notice,
in which case not later than the date of the second next monthly installment of Minimum Rent).  No delay by Lessor in providing notice of any such increase in Minimum Rent shall be deemed a waiver of Lessor's right to increase the Minimum Rent as provided hereunder.
		3.2	Additional Charges.  In addition to the Minimum
Rent, (1) Lessee will also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions which Lessee assumes or agrees to pay under this Lease, and (2) in the event of any failure on the part of Lessee to pay any of those items referred to in the immediately preceding clause (1) above, Lessee will also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (1) and (2) above being referred to herein collectively as the "Additional Charges"), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges. If any elements of Additional Charges shall not be paid within seven (7) Business Days after its due date and Lessor pays any such amount (which Lessor shall have the right, but not the obligation, to do), then, in addition to Lessor's other rights and remedies, Lessee will pay Lessor on demand, as Additional Charges, interest on such unpaid Additional Charges computed at the Overdue Rate from the due date of such installment to the date of Lessee's payment thereof.

		3.3	Net Lease.  Subject to the provisions of Article V,
below, without limiting any provision of this Lease, the Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the installments of Minimum Rent throughout the Term, all as more fully set forth in Articles IV, VIII, IX and XIII, and other provisions of this Lease, so that, accordingly, Lessee shall pay all Additional Charges and any other expenses of any kind associated with this Lease and the Leased Property to insure that Lessor receives the Minimum Rent, net of all expenses. Further, because Lessee, prior to the date of this Lease, is the owner of fee simple title to the Leased Property, Lessee shall be responsible for all Additional Charges and all other amounts due under this Lease for any period prior to and during the Term.

		3.4	Late Charge.  LESSEE HEREBY
ACKNOWLEDGES THAT LATE PAYMENT BY LESSEE TO
LESSOR OF RENT (INCLUDING WITHOUT LIMITATION
MINIMUM RENT AND ADDITIONAL CHARGES) WILL CAUSE
LESSOR TO INCUR COSTS NOT CONTEMPLATED BY THIS
LEASE, THE EXACT AMOUNT OF WHICH WILL BE
EXTREMELY DIFFICULT TO ASCERTAIN.  SUCH COSTS
INCLUDE, BUT ARE NOT LIMITED TO, PROCESSING AND
ACCOUNTING CHARGES.  ACCORDINGLY, IF ANY
INSTALLMENT OF MINIMUM RENT OR ANY OTHER SUM DUE
FROM LESSEE SHALL NOT BE RECEIVED BY LESSOR WITHIN
SEVEN (7) BUSINESS DAYS AFTER SUCH AMOUNT SHALL BE
DUE, THEN WITHOUT ANY REQUIREMENT FOR NOTICE TO
LESSEE, LESSEE SHALL PAY TO LESSOR A LATE CHARGE
EQUAL TO FIVE PERCENT (5%) OF SUCH OVERDUE AMOUNT.
THE PARTIES HEREBY AGREE THAT SUCH LATE CHARGE
REPRESENTS A FAIR AND REASONABLE ESTIMATE OF THE
COSTS LESSOR WILL INCUR BY REASON OF LATE PAYMENT

BY LESSEE.  ACCEPTANCE OF SUCH LATE CHARGE BY
LESSOR SHALL IN NO EVENT CONSTITUTE A WAIVER OF
LESSEE'S DEFAULT OR BREACH WITH RESPECT TO ANY
UNPAID OVERDUE AMOUNTS, NOR PREVENT LESSOR FROM
EXERCISING ANY OF THE OTHER RIGHTS AND REMEDIES
GRANTED UNDER THIS LEASE WITH RESPECT TO ANY SUCH
UNPAID OVERDUE AMOUNTS.

ARTICLE IV

		4.1	Payment of Impositions.  Subject to Article XII
relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions coming due prior to or during the Term, or which relate to any period within the Term or prior to the Term, before any fine, penalty, interest or cost may be added for non-payment (or earlier if required by any taxing authority), such payments to be made directly to the taxing authorities where feasible, and will promptly furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Lessee's obligation to pay Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof. If any Imposition may, at the option of the taxpayer, lawfully (without penalty) be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same
(and any accrued interest on the unpaid balance of such Imposition) in installments and in such event, shall pay such installments during the Term hereof (subject to Lessee's right of contest pursuant to the provisions of Article XII) as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. Lessee, at its expense, shall, to the extent required or permitted by Legal Requirements, prepare and file all tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition, the same shall be paid over to or retained by Lessee if no Event of Default shall have occurred hereunder and be continuing, but if such Event of Default has occurred and is continuing (i.e., it has not been cured), such refund shall be paid to Lessor and utilized to cure any such continuing Event of Default. After fully curing such Event of Default, any excess funds from such refund shall be paid by Lessor to Lessee. Any such funds retained by Lessor, as provided above, shall be applied as provided in Article XVI. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event governmental authorities classify any property covered by this Lease as personal property, Lessee shall file all personal property tax returns in such jurisdictions where it must legally so file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns, Lessee will provide to Lessor copies of assessment notices indicating a value in excess of the reported value in sufficient time for Lessor to file a protest. Lessee may, upon notice to Lessor, at Lessee's option and at Lessee's sole cost and expense, protest, appeal or institute such proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee's sole cost and expense as aforesaid, shall fully cooperate with Lessee in such protest, appeal, or other action, provided that Lessee may not withhold payments pending such challenges except under the conditions set forth in Article XII. Billings for reimbursement by Lessee to Lessor of personal property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made. Lessor shall have the right to require that Lessee pay to Lessor 1/12th of the annual Impositions each month concurrently with the payment of Minimum Rent, effective (a) upon the occurrence of any Event of Default relating to the payment or nonpayment of Impositions (and irrespective of whether such Event of Default is continuing or has been cured); (b) as to any Event of Default not covered in the preceding subparagraph (a), upon the occurrence of the second Event of Default under this Lease (and irrespective of whether any such Events of Default are continuing or have been cured); and (c) once any Event of Default has occurred hereunder that has not been cured within sixty (60) days. Unless Lessee is notified by Lessor otherwise, Lessee shall pay all Impositions directly to the appropriate taxing or other authorities to which payments are due, and Lessee shall provide Lessor written evidence and notice that all such payments have been made. Without limiting any of the other indemnities set forth in this Lease, Lessee hereby agrees to defend, indemnify, protect and hold harmless Lessor in connection with any Impositions that relate to any time prior to or during the Term, and Lessee acknowledges and agrees that it will not make claims against, or otherwise look to, Lessor to reimburse
Lessee for payments made relating to any period prior to the Commencement
Date.

		4.2	Notice of Impositions.  Lessor shall give prompt
Notice to Lessee for all Impositions payable by Lessee hereunder of which Lessor has knowledge, but Lessor's failure to give any such Notice shall in no way diminish Lessee's obligations hereunder to pay such Impositions, but such failure shall obviate any default hereunder for a reasonable time after Lessee receives notice (from any source) of any Imposition which it is obligated to pay. However, notwithstanding the foregoing, it shall be

Lessee's sole duty to inquire and determine all of the Impositions for which it is liable as provided herein and shall promptly pay such Impositions when due, and Lessor shall have no duty of inquiry concerning Impositions.

		4.3	Utility Charges.  Lessee will pay or cause to be paid
all charges for electricity, power, gas, oil, water, sewer connection and all other utilities used in or for the Leased Property during the Term.

		4.4	Insurance Premiums.  Lessee will pay or cause to be
paid all premiums for the insurance coverage required to be maintained pursuant to Article XIII during the Term.

		4.5	Payables.  Lessee acknowledges and agrees that prior
to the Commencement Date, certain liabilities and other obligations were incurred arising from the development, construction and operation of the Facility for which Lessee is and shall remain responsible and liable and Lessor shall have no responsibility, liability or obligation whatsoever with respect to the same. Therefore, Lessee agrees as part of this Lease to pay all liabilities and obligations concerning the Facility, whether arising before or after the Commencement Date.

ARTICLE V

		5.1	No Termination, Abatement, etc.  Subject to the
provisions of Paragraph 5.2, Lessee shall not be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent, nor shall the respective obligations of Lessor and Lessee be otherwise affected by reasons of (a) any damage to, or destruction of, any Leased Property or any portion thereof; (b) the lawful or unlawful prohibition of, or restriction upon, Lessee's use of the Leased Property, or any portion thereof, the interference with such use by any person, corporation, partnership or other entity, or by reason of eviction by paramount title; (c) any claim which Lessee has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties; (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceedings affecting Lessor or any assignee or transferee of Lessor; or (e) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof; or (ii) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent payable under this Lease. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent due under this Lease shall continue to be payable in all events, irrespective of Lessor's performance or non-performance under this Lease, unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

		5.2	Abatement Procedures.  In the event Lessee is entitled to an abatement of Minimum Rent under Article XV (by reason of
any Condemnation as provided thereunder), the Lease shall not terminate
(except as provided in Article XV) but the Minimum Rent shall be abated in proportion to the reduced capacity of the Leased Property for the use made of the same by Lessee at the time of the Condemnation (i.e., the reduction in the number of residents the Leased Property can accommodate under standards existing immediately prior to the Condemnation).  If Lessor and
Lessee are unable to agree upon the amount of such abatement within thirty
(30) days after any partial taking as provided under Article XV, the matter shall be submitted by either party to a court of competent jurisdiction for resolution, but Lessee during such resolution shall continue to perform its obligations hereunder, including, but not limited to, payment of that portion of the Minimum Rent which is not then in dispute.

ARTICLE VI

		6.1	Ownership of the Leased Property.  Lessee
acknowledges and agrees that the Leased Property is the property of Lessor and that Lessee has only the right to the exclusive possession and use of the Leased Property upon the terms and conditions of this Lease.

		6.2	Lessee's Personal Property.  Lessee may (and shall as provided hereinbelow), at its expense, install, assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of
Lessee's Personal Property, and Lessee may, subject to the conditions set forth below, remove the same upon the expiration or any prior termination of the Term.  Lessee shall provide and maintain during the entire Term all such
Lessee's Personal Property as shall be necessary in order to operate the
Facility in compliance with all licensure and certification requirements, in compliance with all applicable Legal Requirements and Insurance
Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use.  All of Lessee's Personal Property not
removed by Lessee within twenty (20) days following the expiration or earlier termination of this Lease shall be considered abandoned by Lessee and may be used, appropriated, sold, destroyed, or otherwise disposed of by Lessor without first giving notice thereof to Lessee and without any payment to
Lessee and without any obligation to account therefor.  Lessee shall, within twenty (20) days following the expiration or earlier termination of this Lease, at its sole cost and expense, repair any damage to the Land or the Leased
Improvements occasioned by the installation, maintenance or removal of
Lessee's Personal Property, and restore the Land or Leased Improvements to its condition immediately prior to any such installation.  To the extent allowed by law, Lessor and Lessee agree that the provisions of this Paragraph
6.2 and Paragraph 6.3 below shall be in substitution of any statutory obligations Lessor may have to give Lessee notice of demand for removal of
Lessee's Personal Property and notice of sale of Lessee's Personal Property.
Lessor and Lessee agree that Lessor shall not be required to sell Lessee's
Personal Property or account to Lessee therefor.  To that end, Lessee specifically waives any and all rights Lessee may have pursuant to 41 O.S.
Sec. 52 for damages against Lessor for failure to comply with the provisions thereof.

		6.3	Consumable Inventory.  Lessor and Lessee
acknowledge that certain inventory, including consumables, at the Facility, as of the Commencement Date ("Consumable Inventory") will be completely consumed or otherwise disposed of during the course of Lessee's operation of the Facility. Lessee agrees that, at the end of the Term or earlier termination of the Lease, it shall replace and restore the Consumable Inventory to the type and amount (with the same value) as that existing as of the Commencement Date, and as may otherwise be sufficient to fully equip the Facility for its operation and maintenance as may be customary for assisted living facilities comparable to the Leased Property in the State of Oklahoma.

  ARTICLE VII

		7.1	Condition of Leased Property.  Lessee acknowledges
receipt and delivery of possession of the Leased Property and further acknowledges that Lessee has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for it purposes hereunder. Lessee represents and warrants that the Personal Property (as defined in Paragraph 1.1(v) hereof) includes all equipment and property required under applicable federal and state law to operate the Facility at full capacity. Lessee is leasing the Leased Property "AS-IS" in its present condition. Lessee waives any claim or action against Lessor in respect of the condition of the Leased Property. LESSOR MAKES NO
WARRANTY OR REPRESENTATIONS, EXPRESS OR IMPLIED, IN
RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF,

EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION
FOR THE MATERIAL OR WORKMANSHIP THEREIN, LATENT
OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO
BE BORNE BY LESSEE.  LESSEE ACKNOWLEDGES THAT THE
LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS
SATISFACTORY TO IT.  WITHOUT LIMITING THE FOREGOING,
IT SHALL BE LESSEE'S RESPONSIBILITY TO DETERMINE THE
AMOUNT OF REIMBURSEMENT AND OTHER PAYMENTS THAT
IT IS ENTITLED TO RECEIVE FROM THE FEDERAL, STATE OR
LOCAL GOVERNMENTS AND LESSEE'S OBLIGATIONS UNDER
THIS LEASE SHALL NOT BE MODIFIED, CHANGED OR
OTHERWISE BE REDUCED IN THE EVENT THAT LESSEE HAS
INCORRECTLY ANALYZED THE AMOUNTS TO BE PAID TO
LESSEE BY ANY GOVERNMENT OR AGENCY THEREOF.

		7.2	Use of the Leased Property.

		7.2.1	Lessee covenants that it will obtain and, at all times
during the Term, maintain all approvals needed to use and operate the Leased Property and the Facility under applicable federal, state and local law, including, but not limited to, licensure and Medicaid certification, as applicable. Lessee shall provide to Lessor, at Lessor's request a copy of any report or survey conducted by any federal, state or local government entity regarding the quality of care at the Facility, and any other such information or documents concerning the operation of the Facility.

		7.2.2	After the Commencement Date and during the entire
Term, Lessee shall use or cause to be used the Leased Property as an assisted living facility licensed by the State of Oklahoma and uses incidental to the foregoing (the particular such use to which the Leased Property is put at any particular time is herein referred to as the "Primary Intended Use"). Lessee shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Lessor, which consent may be withheld in Lessor's sole and absolute discretion; provided, however, that Lessor shall not unreasonably withhold its consent to any alternate use that is within the long term care industry. No use shall be made of the Leased Property, and no acts shall be done, which will cause the cancellation of any insurance policy to residents therein, or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter's regulations. Lessee shall, at its sole cost, comply with all of the requirements pertaining to the Leased Property or other improvements of any insurance board, association, organization, or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property and Lessee's Personal Property.

		7.2.3	Lessee covenants and agrees that during the Term it
will operate continuously the Leased Property in accordance with its Primary Intended Use and will maintain its certifications for reimbursement and its licensure.

		7.2.4	Lessee shall not commit or suffer to be committed any
waste on the Leased Property, or in the Facility nor shall Lessee cause or permit any nuisance thereon.

		7.2.5	Lessee shall neither suffer nor permit the Leased
Property or any portion thereof, including Lessee's Personal Property, to be used in such a manner as (i) might reasonably tend to impair Lessor's (or Lessee's, as the case may be), title thereto or to any portion thereof; or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

ARTICLE VIII

	8.1	Compliance with Legal and Insurance Requirements,
Instruments, etc. Subject to Article XII relating to permitted contests, Lessee, at its sole cost and expense, will promptly (a) comply with all applicable Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair, and restoration of the Leased Property, whether or not compliance therewith shall require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property; and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations, if any, required for any use of the Leased Property and Lessee's Personal Property then being made, and for the proper erection, installation, operation, and maintenance of the Leased Property or any part thereof.

	8.2	Legal Requirement Covenants.  Lessee covenants and agrees
that the Leased Property and Lessee's Personal Property shall not be used for any unlawful purpose. Lessee further warrants and represents that Lessee has obtained all necessary governmental approvals and has given all necessary notices to allow Lessee to operate the Leased Property for its Primary
Intended Use. Lessee shall acquire and maintain all licenses, certificates, permits, provider agreements and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary
Intended Use, and any other use conducted on the Leased Property as may be permitted by Lessor from time-to-time hereunder. Lessee further covenants and agrees that Lessee's use of the Leased Property and maintenance, alteration and operation of the same, and all parts thereof, shall at all times conform to all applicable federal, state and local laws, ordinances, rules, and regulations unless the same are held by a court of competent jurisdiction to be unlawful. Lessee, may, however, upon prior written notice to Lessor, contest the legality or applicability of any such law, ordinance, rule, or regulation, or any licensure or certification decision if Lessee maintains such action in good faith, with due diligence, without prejudice to Lessor's rights hereunder, and at Lessee's own expense. If by the terms of any such law, ordinance, rule or regulation, compliance therewith pending the prosecution of any such proceeding may legally be delayed without the incurrence of any fine, charge or liability of any kind against the Leased Property, including the Facility, or Lessee's leasehold interest therein and without subjecting Lessor to any liability, civil or criminal, for failure so to comply therewith, Lessee may delay compliance therewith until the final determination of such proceeding. If any lien, charge or civil or criminal liability would be incurred by reason of any such delay, Lessee, on the prior written consent of Lessor, may nonetheless contest as aforesaid and delay as aforesaid provided that such delay would not subject Lessor to criminal liability and Lessee both (a) furnishes to Lessor security reasonably satisfactory to Lessor against any loss or injury by reason of such contest or delay; and (b) prosecutes the contest continuously, with due diligence and in good faith.

ARTICLE IX

	9.1	Maintenance and Repair.

		9.1.1	Lessee, at its sole cost and expense, will keep the
Leased Property and Lessee's Personal Property and all private roadways, sidewalks and curbs appurtenant thereto and which are under Lessee's control in good order and repair (whether or not the need for such repairs occurs as a result of Lessee's use, any prior use, the elements or the age of the Leased Property, or any portion thereof), and, except as otherwise provided in Article XIV, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date (concealed or otherwise). All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work. Lessee will not take or omit to take any action the taking or omission of which may materially or adversely impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use. Any repair work performed by Lessee shall be paid for so that no lien (i.e., mechanics', materialmen's or other liens) shall attach to the Leased Property, subject to the provisions of
Article XII.

		9.1.2	Lessor shall not under any circumstances be required
in connection with this Lease to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations, or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, or to maintain the Leased Property in any way. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted. Lessor shall have the right to give, record and post, as appropriate, notices of non-responsibility (or similar notices) under any mechanics' or materialmen's lien laws now or hereafter existing.

		9.1.3	Lessee shall not make any modifications, alterations or improvements to the Leased Improvements or any portion thereof, whether
by addition or deletion, without Lessor's prior written consent, which consent may be given or withheld in Lessor's sole and absolute discretion; provided that Lessor shall not unreasonably withhold its consent to any non-structural modifications, alterations or improvements that do not constitute capital improvements and that are otherwise made in compliance with this Lease, so long as the total cost thereof does not exceed $50,000 and the total cost in any twelve (12) month period does not exceed $100,000.  Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i)
constituting the consent or request of Lessor, express or implied, to any contractor, sub-contractor, laborer, materialman, or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair, or demolition of, or to the Leased Property or any part thereof; or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim, or other encumbrance upon the estate
of Lessor in the Leased Property, or any portion thereof.  Lessor shall have the right to give, record and post, as appropriate, notices of non-
responsibility
(or similar notices) under any mechanics' or materialmen's lien laws now or hereafter existing.

		9.1.4	Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property in the condition in which the Leased Property was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required under this Lease and except for ordinary wear and tear (subject to the obligation of
Lessee to maintain the Leased Property in good order and repair during the entire Term).

	9.2	Expenditures to Comply with Law; Construction of
Additional Improvements Pursuant to Certificate of Need. Without limiting Lessee's other obligations, during the Term of this Lease, Lessee will, at its expense, make whatever expenditures (including, but not limited to capital and non-capital expenditures) that are required to conform the Leased Property to such standards as may from time-to-time be required by Federal Medicaid (Title 19) assisted living programs, if applicable, or any other applicable programs or legislation, or capital improvements required by any other governmental agency having jurisdiction over the Leased Property as a condition of the continued operation of the Leased Property during the Term (as extended) as an assisted living residence or other health-care related facility, approved for Medicaid and similar programs, pursuant to present or future laws of governmental regulation. Lessor shall not unreasonably withhold its consent to any expenditures or capital improvements made by Lessee pursuant to this Paragraph 9.2 and otherwise made in compliance with this Lease.

	9.3	Encroachments, Restrictions, etc.  If any of the Leased
Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor at the behest of any person affected by any such encroachment, violation or impairment, Lessee shall, at its sole cost and expense, (and after Lessor's prior approval) subject to Lessee's right to sue Lessor's predecessors in title with respect thereto or to contest the existence of any such encroachment, violation or impairment and, in such case, in the event of an adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or the Leased Property; or (ii) make such changes in the Leased Improvements, and take such other actions, as Lessee in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended
Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation, impairment or encroachment. Any such alteration shall be made in conformity with the applicable requirements of Paragraph 6.2 and this Article IX. Lessee's obligations under this Paragraph 9.3 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance.

ARTICLE X

	10.1	Lessee's Obligations for Hazardous Materials.  Lessee
shall, at its sole cost and expense, take all actions as required to cause the Leased Property including, but not limited to, the Land and all Leased Improvements, to be free and clear of the presence of all Hazardous Materials during the Term; provided, however, that Lessee shall be entitled to use and maintain Hazardous Materials on the Leased Property in connection with Lessee's business and in compliance with all applicable laws. In this connection, Lessee shall, upon its discovery, belief or suspicion of the presence of Hazardous Materials on, in or under any part of the Leased Property, including, but not limited to, the Land and all Leased
Improvements, immediately notify Lessor and, at no expense to Lessor, cause any such Hazardous Materials to be removed immediately, in compliance with all applicable laws and in a manner causing the least disruption of or interference with the operation of Lessee's business. Lessee hereby agrees to fully indemnify, protect, defend and hold harmless Lessor from any costs, damages, claims, liability or loss of any kind or nature arising out of or in any way in connection with the presence, suspected presence, removal or remediation of Hazardous Materials in, on, or about the Leased Property, or any part thereof. Lessee acknowledges that it has received and reviewed that certain Phase I Site Investigation Update, dated as of December 18, 1996, and prepared by C-K Associates, Inc. as Project No. 06-388, Task 3.0 (the "Environmental Report"). A copy of the Environmental Report is attached hereto as Exhibit "B". Without limiting Lessee's other obligations under this Lease, Lessee agrees, at Lessee's sole cost, to fully comply with all recommendations set forth in the Environmental Report, as updated, promptly after the Commencement Date hereunder. Lessee's obligations hereunder shall apply to all Hazardous Materials, irrespective of whether the existence of such Hazardous Materials is known by Lessor and no matter when they arose or were discovered and therefore will include any Hazardous Materials that existed prior to, at, or after the Commencement Date and during the Term.

	10.2	Definition of Hazardous Materials.  For purposes of this
Lease, "Hazardous Materials" shall include, but not be limited to, any substance, material, waste, pollutant or contaminant, now or hereafter defined, listed or regulated by the "Environmental Laws" (defined below) or any other federal state or local law, regulation or order or by common law decision. "Environmental Laws" means and includes any law, ordinance, regulation or requirement now or hereinafter in effect relating to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), human health and safety or any other environmental matter, including, without limitation, the following laws as the same may be amended from time to time: Comprehensive Environmental
Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C.
Sec. 9601, et seq.; Federal Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901, et seq.; Clean Water Act, 33 U.S.C. Sec. 1251, et seq.; Toxic Substances Control Act, 15 U.S.C. Sec. 2601, et seq.; Refuse Act, 33 U.S.C. Sec. 407; Occupational Safety and Health Act, 29 U.S.C. Sec. 651, et seq.; Clean Air Act, 42 U.S.C. Sec. 7401, et seq.; and any and all similar state and local laws and ordinances and the regulations now or hereafter adopted, published and/or promulgated pursuant thereto.

ARTICLE XI

		11.1	No Liens.  Subject to the provisions of Article XII
relating to permitted contests, Lessee will not directly or indirectly, voluntarily or by operation of law, create or allow to remain and will promptly discharge at its expense any lien, mortgage, encumbrance, attachment, title retention agreement, or claim upon the Leased Property or any attachment, levy, claim, or encumbrance in respect of the Rent.

ARTICLE XII

	12.	Permitted Contests.  Lessee shall have the right to contest the amount or validity of any Imposition or any Legal Requirement or Insurance Requirement or any lien, attachment, levy, encumbrance, charge or claim ("Claims") not otherwise permitted by Article XI, by appropriate legal proceedings in good faith and with due diligence, and to delay payment if legally permitted; provided this shall not be deemed or construed in any way as relieving, modifying or extending Lessee's covenants to pay or its covenants to cause to be paid any such charges at the time and in the manner as in this Lease provided and further provided that, such legal proceedings
(and delay in payment) shall not cause the sale of the Leased Property, or any part thereof, to satisfy the same or cause Lessor or Lessee to be in default under any mortgage or deed of trust encumbering the Leased Property or any interest therein or otherwise threaten to cause loss or damage to Lessor or the Leased Property. Upon the reasonable request of Lessor, Lessee shall provide to Lessor reasonable security satisfactory to Lessor to assure the payment of all Claims which may be assessed against the Leased Property, together with interest and penalties, if any, thereon. Lessor agrees to join in any such proceedings if the same be required to legally prosecute such contest of the validity of such Claims; provided, however, that Lessor shall not thereby be subjected to any liability for the payment of any costs or expenses in connection with any proceedings brought by Lessee; and Lessee covenants to indemnify and save harmless Lessor from any such costs or expenses. In the event that Lessee fails to pay any Claims when due or, upon Lessor's request, to provide the security therefor as provided in this Article XII and to diligently prosecute any contest of the same or in the event the same threatens to cause loss or damage to Lessor or the Leased Property, Lessor may, upon thirty (30) days advance written Notice to Lessee, pay such charges together with any interest and penalties and the same shall be repayable by Lessee to Lessor at the next Payment Date provided for in this Lease. Provided, however, that should Lessor reasonably determine that the giving of such Notice would risk loss to the Leased Property or otherwise threaten to cause loss or damage to Lessor, then Lessor shall give such written Notice as is practical under the circumstances. Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Lessee or paid by Lessor and for which Lessor has been fully reimbursed.

ARTICLE XIII

		13.1	General Insurance Requirements.  Subject to the
provisions of Paragraph 13.8, during the Term, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Lessee's Personal Property, insured with the kinds and amounts of insurance described below. This insurance shall be written by companies authorized to do insurance business in the state in which the Leased Property is located. The policies must name Lessor as loss payee and additional named insured, shall contain a provision that such insurance may not be cancelled or amended without at least thirty (30) days' notice to Lessor and shall be payable to Lessor as provided in Article XIV. In addition, upon Lessor's written request, the policies shall name as mortgagee, loss payee and additional insured the holder ("Facility Mortgagee") of any mortgage, deed of trust or other security agreement and any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXII, as well as any other entity interested in the Leased Property ("Facility Mortgage") by way of a standard form of mortgagee's loss payable endorsement. Evidence of insurance shall be deposited with Lessor and, if requested, with any Facility Mortgagee(s). If any provision of any Facility Mortgage requires deposits of premiums for insurance to be made with such Facility Mortgagee, or, pursuant to written direction by Lessor upon the occurrence of any Event of Default hereunder (and irrespective of whether such Event of Default is continuing or has been cured), Lessee shall make such deposits directly with such Facility Mortgagee or with Lessor, as required. The policies on the Leased Property, including the Leased Improvements, Fixtures and Lessee's Personal Property, shall insure against the following risks:

		13.1.1	Loss or damage by fire, vandalism and
malicious mischief, extended coverage perils commonly known as "All
Risk," and all physical loss perils normally included in such All Risk insurance, including, but not limited to, sprinkler leakage, in an amount not less than one hundred percent (100%) of the then full replacement cost thereof (as defined below in Paragraph 13.2);

			13.1.2	Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the
Facility, if any, in such amounts with respect to any one accident as may be reasonably requested by Lessor from time-to-time;

			13.1.3	Loss of rental under a rental value insurance
policy covering risk of loss during the first twelve (12) months of reconstruction necessitated by the occurrence of any of the hazards described in Paragraph 13.1.1 or 13.1.2 in an amount sufficient to prevent Lessor from becoming a co-insurer.

			13.1.4	Claims for personal injury or property damage
under a policy of comprehensive general public liability insurance with amounts not less than One Million Dollars ($1,000,000) per occurrence, and with an annual aggregate of Three Million Dollars ($3,000,000.00);

			13.1.5	Claims arising out of malpractice or other
professional actions or omissions under a policy of professional liability insurance with amounts not less than One Million Dollars ($1,000,000) per occurrence, and with an annual aggregate of Three Million Dollars
($3,000,000);

			13.1.6	Flood (if the Leased Property is located in
whole or in part within a flood plain area, as designated by any governmental or other responsible agency and if such insurance is available pursuant to applicable law) and such other hazards and in such amounts as may be customary for comparable properties in the area; and

			13.1.7	Any other kinds of insurance, and in such
amounts, as Lessor may reasonably require from time to time to the extent available in the state where the Leased Property is located.

		13.2	Replacement Cost.  The term "full replacement cost"
as used herein, shall mean the full actual replacement cost of the Leased Property as determined from time-to-time upon the request of Lessor or Lessee (but not more frequently than once in every 24 months), including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy in the state where the Leased Property is located. Lessor and Lessee agree that as of the Commencement Date the full replacement cost shall be deemed to be $1,565,000.00.

		13.3	Additional Insurance.  In addition to the insurance
described above, Lessee shall maintain such additional insurance as may be reasonably required from time-to-time by Lessor or any Facility Mortgagee
(to the extent available in the state where the Leased Property is located) and shall further at all times maintain adequate worker's compensation insurance coverage for all persons employed by Lessee on the Leased Property. Such worker's compensation insurance shall be in accordance with the requirements of applicable federal, state and local law.

		13.4	Waiver of Subrogation.  All insurance policies
carried by either party covering the Leased Property, the Fixtures, the Facility, or Lessee's Personal Property including without limitations, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so. Upon written request, each party shall provide the other party with a copy of each insurance policy with the waiver clause or endorsement attached.

		13.5	Form Satisfactory, etc.  All of the policies of
insurance referred to in this Article XIII shall be written in a form reasonably satisfactory to Lessor and by insurance companies reasonably satisfactory to Lessor. Subject to the foregoing, Lessor agrees that it will not unreasonably withhold its approval as to the form of the policies of insurance or as to the insurance companies selected by Lessee. Lessee shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Lessor prior to their effective date (and, with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Lessee either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums shall be repayable by Lessee to Lessor upon written demand therefor, and failure to repay the same shall constitute an Event of Default within the meaning of Paragraph 16.1(c). Each insurer mentioned in this Article XIII shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that will give to Lessor (and to any Facility Mortgagee, if required by the same) thirty (30) days written notice before the policy or policies in questions shall be altered, allowed to expire or cancel.

		13.6	Increase in Limits.  In the event that Lessor or a
Facility Mortgagee shall at any reasonable time deem the limits of the personal injury or property damage public liability insurance then carried to be insufficient, Lessee shall thereafter carry the insurance with increased limits until further change pursuant to the provisions of this Paragraph; provided that if Lessor desires to increase the limits of insurance, and such is not pursuant to the request of a Facility Mortgagee, then Lessor may not demand an increase in limits above the limits generally consistent with the requirements of owners of long term care properties in the State of Oklahoma.

		13.7	Blanket Policy.  Notwithstanding anything to the
contrary contained in this Article XIII, Lessee's obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded Lessor will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article XIII are otherwise satisfied.

		13.8	No Separate Insurance.  Lessee shall not on Lessee's
own initiative or pursuant to the request or requirement of any third party take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article, to be furnished or which may reasonably be required to be furnished, by Lessee or increase the amount of any then existing insurance by securing any additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees, are included therein as additional insureds, and the loss is payable under said insurance in the same manner as losses are payable under the Lease. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amount of the then existing insurance.

		13.9	Continuous Coverage.  Lessee was the owner of the
Leased Property prior to the date of this Lease. Therefore, Lessee already has in place insurance with respect to the Leased Property. Lessee shall assure that there is no gap in the insurance coverage provided in connection with the Facility at or after the Commencement Date, and therefore, the insurance provided by Lessee shall be continuous, with the types and amounts of coverage, described herein to be applicable on the Commencement Date. To the extent there is not full, complete and continuous coverage for all issues, no matter when arising, claimed or occurring, Lessee shall, at its sole cost, obtain such insurance.

ARTICLE XIV

	14.1	Insurance Proceeds.  All proceeds payable by reason
of any loss of or damage to the Leased Property, or any portion thereof, which is insured under any policy of insurance required by Article XIII of the Lease, where the total proceeds paid by the insurer are less than $150,000.00, shall be paid to Lessee and applied to the reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof. All proceeds payable by reason of any loss of or damage to the Leased Property, or any portion thereof, which is insured under any policy of insurance required by Article XIII of this Lease where the total proceeds paid by the insurer are equal to or in excess of $150,000.00 shall be paid to Lessor and held by Lessor in trust (subject to the provisions of Paragraph 14.7) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and shall be paid out by Lessor from time-to-time for the reasonable costs of such reconstruction or repair. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased
Property shall go to Lessee, provided the Lease is in force and there exists no uncured Event of Default; otherwise such excess shall be paid to Lessor for application as set forth in Article XVI hereof. In the event neither Lessor nor Lessee is required or elects to repair and restore, and the Lease is terminated as described in Paragraph 14.7, all such insurance proceeds shall be retained by Lessor. All salvage resulting from any risk covered by insurance shall belong to Lessor except that any salvage relating to Lessee's Personal
Property shall belong to Lessee.

	14.2	Reconstruction in the Event of Damage or
Destruction Covered by Insurance Proceeds.

			14.2.1	If during the Term, the Leased Property is
totally or partially destroyed by a risk covered by the insurance described in
Article XIII and whether or not the Facility thereby is rendered Unsuitable for Its Primary Intended Use, Lessee shall restore the Leased Property to substantially the same condition as existed immediately before the damage or destruction.

			14.2.2	If the cost of the repair or restoration exceeds
the amount of proceeds received by Lessee or Lessor from the insurance required under Article XIII, Lessee shall be obligated to restore the Leased Property and pay the extra cost therefor, provided that, prior to commencing the repair and restoration, Lessee shall either (i) contribute any excess amount needed to restore the Leased Property, or (ii) provide Lessor with satisfactory evidence that such funds are, and throughout the entire period of reconstruction will be, available. If Lessee contributes such excess in cash, such excess shall be paid by Lessee to Lessor to be held in trust, together with any insurance proceeds, for application to the cost of repair and restoration.

		14.3	Reconstruction in the Event of Damage or
Destruction Not Covered by Insurance.  If during the Term, the Leased
Property is damaged or destroyed irrespective of the extent of the damage from a risk not covered by the insurance described in Article XIII, whether or not such damage or renders the Facility Unsuitable for Its Primary Intended Use, Lessee shall restore the Leased Property to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease.

		14.4	Lessee's Property.  All insurance proceeds payable by reason of any loss of or damage to any of Lessee's Personal Property shall be paid to
Lessee, and Lessee shall hold such insurance proceeds in trust to pay the cost of repairing or replacing damaged Lessee's Personal Property.
Any proceeds in excess of the cost of repairing or replacing any such Lessee's
Personal Property shall belong to Lessee.

		14.5	Restoration of Lessee's Property.  Without limiting
Lessee's obligation to restore the Leased Property as provided in Paragraphs
14.2 and 14.3, Lessee shall also pay the cost to restore all Alterations and other improvements made by Lessee which Lessee elects to restore, including Lessee's Personal Property to the extent that Lessee's Personal Property is necessary to the operation of the Leased Property for its Primary Intended Use in accordance with applicable Legal Requirements.

		14.6	No Abatement of Rent.  This Lease shall remain in
full force and effect and Lessee's obligation to make rental payments and to pay all other charges required by this Lease shall remain unabated during any period required for repair and restoration.

		14.7	Termination of Option to Extend.  Any termination
of this Lease by reason of damage to or destruction of the Leased Property shall cause any options to extend the Lease under Article XVIII to be terminated and without further force or effect.

		14.8	Waiver.  Lessee hereby waives any statutory rights of
termination which may arise by reason of any damage to or destruction of the Leased Property which Lessor is obligated to restore or may restore under any of the provisions of this Lease.

ARTICLE XV

	15.	Condemnation.

		15.1	Definitions.

			15.1.1	"Condemnation" means (a) the exercise of any
governmental power, whether by legal proceedings or otherwise, by a Condemnor;
(b) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending.

			15.1.2	"Date of Taking" means the date the
Condemnor has the right to possession of the property being condemned.

			15.1.3	"Award" means all compensation, sums or
anything of value awarded, paid or received on a total or partial
Condemnation.

			15.1.4	"Condemnor" means any public or quasi-public
authority, or private corporation or individual, having the power of Condemnation.

		15.2	Parties' Rights and Obligations.  If during the Term
there is any taking of all or any part of the Leased Property or any interest in this Lease by Condemnation, the rights and obligations of the parties shall be determined by this Article XV.

		15.3	Total Condemnation.  If title to the fee of the whole
of the Leased Property shall be taken or condemned by any Condemnor, this Lease shall cease and terminate as of the Date of Condemnation by said Condemnor. If title to the fee of less than the whole of the Leased Property shall be so taken or condemned, which nevertheless renders the Leased
Property Unsuitable for Its Primary Intended Use, as reasonably determined by Lessor and Lessee, Lessee and Lessor shall each have the option by written Notice to the other, at any time at or prior to the taking of possession by, or the date of vesting of title in, such Condemnor, whichever first occurs, to terminate this Lease as of the date of the occurrence of such first event.
If
such Notice has timely been given, this Lease shall thereupon cease and terminate. Upon the termination of the Lease, all Minimum Rent, and Additional Charges paid or payable by Lessee hereunder shall be apportioned as of the date the Lease terminates.

		15.4	Allocation of Portion of Award.  The total Award
made with respect to all or any portion of the Leased Property or for loss of rent, or for loss of business, whether or not beyond the Term of this Lease, or for the loss of value of the leasehold (including the bonus value of the Lease) shall be solely the property of and payable to Lessor and Lessee hereby assigns to Lessor any and all rights in such Award; provided, however, that Lessee shall be entitled to make a separate claim for the taking of Lessee's Personal Property and relocation expense as long as any such claim will not in any way diminish Lessor's Award, or for any other loss that can be awarded to Lessee separately from Lessor's claim and which will not in any respect whatsoever diminish or threaten to diminish the total amounts to be awarded to Lessor, as set forth above or otherwise. To the extent Lessee's claim may thereafter reduce Lessor's claim, Lessee shall, and hereby does, assign its claim to Lessor. In any Condemnation proceedings, each of the Lessor and Lessee shall seek its own claim in conformity herewith, at its own expense.

		15.5	Partial Taking.  If title to the fee of less than the
whole of the Leased Property shall be so taken or condemned, and the Leased Property is still suitable for its Primary Intended Use, as reasonably determined by Lessor and Lessee, or if Lessee or Lessor shall be so entitled, but shall not elect to terminate this Lease as provided in Paragraph 15.3 hereof, Lessee, at its own cost and expense (subject to Lessor's contribution described below), shall with all reasonable dispatch restore the untaken portion of any Leased Improvements on the Leased Property so that such Leased Improvements shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Leased Improvements existed immediately prior to such Condemnation. Lessor shall contribute to the cost of restoration that part of its Award specifically allocated to such restoration, provided, however, the amount of such contribution shall not exceed the cost of restoration. The Minimum Rent shall be reduced as set forth in Paragraph 5.2.

		15.6	Temporary Taking.  Lessee agrees that if, at any time
after the date hereof, the whole or any part of the Leased Property or of Lessee's interest under this Lease, shall be Condemned by any Condemnor for its temporary use or occupancy, this Lease shall not terminate by reason thereof, and Lessee shall continue to pay, in the manner and at the times herein specified, the full amounts of Minimum Rent and Additional Charges. Except only to the extent that Lessee may be prevented from doing so pursuant to the terms of the order of the Condemnor, Lessee shall also continue to perform and observe all of the other terms, covenants, conditions and obligations hereof, on the part of the Lessee to be performed and observed, as though such Condemnation had not occurred. In the event of any such Condemnation as in this Paragraph 15.6 described, the entire amount of any such Award made for such temporary use, whether paid by way of damages, rent or otherwise, shall be paid to Lessee to the extent attributable to any period within the Initial Term (as extended by any already exercised options to extend) and except as otherwise provided hereunder. Notwithstanding the foregoing, in the event that any temporary use or occupancy covered under this Paragraph 15.6 renders any portion of the Leased Property Unsuitable for its Primary Intended Use (or otherwise reduces the number of residents the Leased Property can accommodate) for a period in excess of twelve (12) calendar months, Lessee shall have the right to elect a reduction in Minimum Rent as set forth in Paragraph 5.2 commencing on the twelve (12) month anniversary of any such use or occupancy and continuing so long as such temporary use or occupancy continues, in which event any Award made for such temporary use or occupancy shall be paid to Lessor to the extent attributable to the period that Minimum Rent is so abated. Lessee covenants that upon the termination of any such period of temporary use or occupancy as set forth in this Paragraph 15.6, it will, at its sole cost and expense, restore the Leased Property as nearly as may be reasonably possible, to the condition in which the same was immediately prior to the Condemnation, unless such period of temporary use or occupancy shall extend beyond the expiration of the Term, in which case Lessee shall not be required to make such restoration, and in such case, Lessee shall contribute to the cost of such restoration that portion of its entire
Award which is specifically allocated to such restoration in the judgment or order of the court, if any.

ARTICLE XVI

		16.1	Events of Default.  Any one or more of the following
events shall be an "Event of Default":

			(a) if Lessee fails to make payment of the Rent payable by Lessee under this Lease when the same becomes due and payable and such failure is not cured by Lessee within a period of three (3) Business Days after Notice thereof from Lessor; or

			(b) if Lessee fails to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed an Event of Default if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within ninety (90) days; or

			(c) if Lessee commits an "Event of Default" under any of the Other Leases. Without limiting the foregoing, if Lessee commits an

"Event of Default" under this Lease, Lessee shall thereby be in default (and shall therefore have committed an "Event of Default") under all of the Other Leases; or

			(d)  if Lessee does any of the following:

				(i)	admit in writing its inability to pay its
debts generally as they become due;

				(ii)	file a petition in bankruptcy or a petition
to take advantage of any insolvency law;

				(iii)	make an assignment for the benefit of
creditors;

				(iv)	consent to the appointment of a receiver
of itself or of the whole or any substantial part of its property; or

				(v)	file a petition or answer seeking
reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof; or

			(e) if Lessee, on a petition in bankruptcy filed against it, is adjudicated a bankrupt or an order for relief thereunder is entered against it or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Lessee, a receiver for Lessee or of the whole or substantially all of its property or the Facility, or approving a petition filed against Lessee seeking reorganization or arrangement of Lessee under the Federal bankruptcy laws or other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside within sixty (60) days from the date of the entry thereof; or

			(f) if Lessee shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets; or

			(g) subject to the provisions of Article XII hereof, if the estate or interest of Lessee in the Leased Property or any part thereof be levied upon or attached in a proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after Notice thereof from Lessor, or a mechanic's or similar lien is filed with respect to the Leased Property and is not released or bonded around for a period exceeding sixty (60) days after Lessee first has knowledge of the same; or

			(h) if Lessee voluntarily ceases operations on the Leased Property for a period in excess of two (2) days; or

			(i) if any of Lessee's representations or warranties expressly set forth in this Lease (or financial statements provided to Lessor) proves to be untrue when made in any material respect which materially and adversely affects Lessor; or

			(j) if Lessee (or any of its Affiliates) commits an "Event of Default" or any other form of default under any other lease or sublease now or hereafter entered into between Lessor (or any of its Affiliates) and Lessee (or any of its Affiliates). Without limiting the foregoing, if Lessee commits an "Event of Default" under this Lease, Lessee
(or any of its Affiliates) shall thereby be in default (and shall therefore have committed an "Event of Default") under all other leases between Lessor (or any of its Affiliates) and Lessee (or any of its Affiliates); or

			(k) if Lessee attempts to assign or sublease, in violation of the provisions of this Lease; or

			(l) subject to the provisions of Article XII hereof, if Lessee ceases to maintain in effect any license, permit, certificate or approval necessary or otherwise required to operate the Facility in accordance with its Primary Intended Use.

		Upon the occurrence of an Event of Default, in addition to all of Lessor's other remedies, Lessor may terminate this Lease by giving Lessee not less than ten (10) Business Days Notice of such termination and upon the expiration of the time fixed in such Notice, the Term shall terminate and all rights of Lessee under this Lease shall cease.

		In the event litigation is commenced with respect to any alleged default under this Lease, the prevailing party in such litigation shall receive, in addition to its damages incurred, such sum as the court shall determine as its reasonable attorneys' fees, and all costs and expenses incurred in connection therewith, including reasonable attorneys' fees and costs incurred on appeal.

	16.2	Certain Remedies.  Lessor shall have all remedies and
rights provided under this Lease and/or otherwise available in law and equity as a result of an Event of Default or Lessee's other breach under this Lease, including, to the extent permitted by Oklahoma law, the right to appoint a receiver as a matter of strict right without regard to the solvency of Lessee, for the purpose of procuring the Leased Property, preventing waste, protecting and otherwise enforcing the provisions of this Lease and for any and all other purposes for which a receiver is allowed under the laws of the State of Oklahoma. Without limiting the foregoing, if an Event of Default occurs (and the event giving rise to such Event of Default has not been cured within the curative period, if any, relating thereto as set forth in this Lease) whether or not this Lease has been terminated pursuant to Paragraph 16.1, Lessee shall, to the extent permitted by law, and if required by Lessor to so do, immediately surrender to Lessor the Leased Property pursuant to the provisions of Paragraph 16.1 and quit the same and Lessor may enter upon and repossess the Leased Property, in person, by agent or by a court-appointed receiver, by reasonable force, summary proceedings, ejectment or otherwise, and may remove Lessee and all other persons and any and all personal property from the Leased Property subject to rights of any residents (and their property) and to any requirements of law. Without limiting all other rights and remedies of Lessor under this Lease and under law, Lessor shall have the right to accelerate all Rent (including Minimum Rent) and therefore, upon Lessee's default, at Lessor's option, all such Rent shall become immediately due and payable in accordance with Paragraph 16.3, below. Further, without limiting all other rights and remedies of Lessor under this Lease and under law, Lessor shall be entitled to recover from Lessee, and Lessee shall therefore be liable for, all costs of recovering possession (including without limitation all costs associated with any receiver) and renovating the Leased Property for a new lessee and all other costs of re-leasing, including, but not limited to, broker's commissions and attorneys' fees, except as limited by Paragraph 16.3 below.

		16.3	Damages.  Neither (i) the termination of this Lease
pursuant to Section 16.1, (ii) the repossession of the Leased Property; (iii) the failure of Lessor, notwithstanding reasonable good faith efforts, to relet the Leased Property; nor (iv) the reletting of all or any portion thereof, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting (except for proceeds received on subletting). In the event of any such termination, Lessee shall forthwith pay to Lessor all Rent due and payable with respect to the Leased Property to and including the date of such termination.

			(a)	Lessor shall not be deemed to have terminated
this Lease unless Lessor delivers written Notice to Lessee of such election. If Lessee voluntarily elects to terminate this Lease upon an Event of Default, then in addition to all remedies available to Lessor, Lessor may recover the sum of:

			(i)    the worth at the time of award of the
unpaid Rent which had been earned at the time of termination;

				(ii)   the worth at the time of award of the
amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided;

				(iii)  the worth at the time of award of the
amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided; and

				(iv)   any other amount necessary to
compensate Lessor for all the detriment proximately caused by Lessee's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

				The "worth at the time of award" of the
amounts referred to in subparagraphs (i) and (ii) above is computed by allowing interest at the Overdue Rate. The worth at the time of award of the amount referred to in subparagraph (iii) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

			(b)	Without limiting Lessor's other remedies
provided herein and provided by law, Lessor may continue the Lease in effect after Lessee's breach and abandonment and recover Rent as it becomes due, provided that, in such event, Lessee has the right to sublet or assign subject only to reasonable conditions imposed by Lessor. Accordingly, without termination of Lessee's right to possession of the Leased Property, Lessor may demand and recover each installment of Minimum Rent and other sums payable by Lessee to Lessor under the Lease as the same becomes due and payable, which Minimum Rent and other sums shall bear interest at the maximum interest rate permitted in accordance with the laws of the State of Oklahoma (or the Overdue Rate, whichever is lower), from the date when due until paid, and Lessor may enforce, by action or otherwise, any other term or covenant of this Lease. If Lessor elects to recover each installment of Rent as it becomes due, then Lessor may file any number of lawsuits for the recovery of the amounts due hereunder.

		16.4	Waiver.  If this Lease is terminated pursuant to
Paragraph 16.1, Lessee waives, to the extent permitted by applicable law, the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

		16.5	Application of Funds.  Any payments received by
Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order which Lessor may determine or as may be prescribed by the laws of the State of Oklahoma.

ARTICLE XVII

	17.	Lessor's Right to Cure Lessee's Default.  If Lessee
fails to make any payment or to perform any act required to be made or performed under this Lease, and to cure the same within the relevant time periods, if any, provided under this Lease, Lessor, after fifteen (15) days' Notice to and demand upon Lessee, and without waiving or releasing any obligation of Lessee or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property, in person, by agent or by court-appointed receiver, for such purpose and take all such action thereon as, in Lessor's opinion, may be necessary or appropriate therefor. Provided, however, that should Lessor reasonably determine that the giving of such Notice would risk loss to the Leased Property, or cause damage to Lessor, then Lessor shall give such written Notice as is practical under the circumstances. No such entry shall be deemed an eviction of Lessee. In exercising any remedy under this Article XVII, Lessor shall use its good faith efforts not to violate any rights of residents of the Facility. All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, in each case) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE XVIII

		18.1	Options to Extend.  Provided there exists no uncured
Event of Default under this Lease, or any of the Other Leases at the time Lessee exercises any option to extend (in accordance with this Article XVIII), Lessee will have the right to extend this Lease for two (2) periods of five (5) years each (each such additional term shall be referred to herein as an "Extended Term"), commencing immediately following the end of the Initial
Term or the immediately preceding Extended Term, as the case may be. Notwithstanding anything stated in this Paragraph 18.1 or elsewhere in this Lease, Lessee shall not be entitled to exercise its option to extend this Lease for any Extended Term (and any such option to extend shall automatically expire and terminate) unless Lessee concurrently exercises its option to extend each of the Other Leases for the same period, as provided in Article XVIII of each of the Other Leases; and any attempt to exercise Lessee's option to extend this Lease without Lessee exercising its options under all of the Other Leases shall be null and void. The Lease during any Extended
Term shall be on the same terms and conditions as during the Initial Term, except that the Minimum Rent shall be determined as set forth in Paragraph
18.2 below. In the event Lessee desires to exercise any option to extend granted in this Article XVIII, Lessee shall give Landlord written notice ("Notice to Extend") not less than one hundred eighty (180) days prior to the expiration of the Initial Term or the immediately preceding Extended Term, as the case may be. If Lessee fails to give Landlord any such notice, then such option to extend and all future options to extend granted in this Article
XVIII shall be null and void and of no further force or effect.

		18.2	Minimum Rent During Extended Terms.  The
Minimum Rent at the commencement of each Extended Term shall be the higher of: (i) the Minimum Rent at the rate paid immediately preceding such Extended Term, increased by two percent (2%); and (ii) the Fair Market Rent, as determined below. The Minimum Rent shall be redetermined at the commencement of both the first Extended Term and the second Extended
Term and upon such determination shall apply for the entire Extended Term (subject to annual adjustments as set forth in Paragraph 3.1(c) hereof).

			(a)	If Lessor and Lessee cannot agree on the Fair
Market Rent within thirty (30) days after the date of any Notice to Extend, each party shall, by notice to the other, appoint a disinterested and licensed M.A.I. Real Estate Appraiser with at least five years of experience in long term care facilities in the State of Oklahoma (with the same type of operating license and as that in effect for the Facility) to determine the Fair Market Rent. If any party should fail to appoint an appraiser within ten (10) days after notice, the appraiser selected by the other party shall determine the Fair Market Rent. In determining the Fair Market Rent, each appraiser shall give appropriate consideration to, among other things, generally applicable minimum rent for tenancies of property comparable to the Leased Property in the area in which the Leased Property is located.

			(b)	If the two appraisers selected pursuant to
Paragraph 18.2(a) above, cannot agree upon the Fair Market Rent within forty-five (45) days, they shall immediately give written notice of such inability ("Notice of Disagreement") to both Lessor and Lessee setting forth the Fair Market Rent determinations of each of the appraisers. If the determinations of each of the two appraisers of the Fair Market Rent at the commencement of such Extended Term differ by less than ten percent (10%) of the lower determination, the Fair Market Rent shall be fixed at an amount equal to the average of the two determinations.

			(c)	If the determinations of each of the two
appraisers selected pursuant to Paragraph 18.2(a), above, differ by ten percent (10%) or more of the lower determination with respect to the Fair Market
Rent to be paid at the commencement of such Extended Term, then within thirty (30) days after the giving of the Notice of Disagreement, the two appraisers shall appoint a third disinterested and licensed M.A.I. Real Estate Appraiser with at least 5 years of experience appraising long term care facilities. If the parties cannot then agree on the Fair Market Rent, the third appraiser shall determine the Fair Market Rent, and in so doing, shall give appropriate consideration to those items described in Paragraph 18.2(a). The third appraiser shall not select a Fair Market Rent either (i) higher than the highest of the two appraisals made pursuant to Paragraph 18.2(a); or (ii) lower than the lowest of the two appraisals made pursuant to Paragraph
18.2(a), above. If the first two appraisers cannot agree on the selection of a third appraiser within such thirty (30) days, or if the first two appraisers fail to provide a Notice of Disagreement (as stated above in Paragraph 18.2(b), above, then the Fair Market Rent shall be determined by a third appraiser selected by the American Arbitration Association (or such other organization at Lessor's election) upon application by Lessor.

			(d)	During the time before the determination of the
Fair Market Rent, Lessee shall pay Minimum Rent at the rate paid immediately preceding such Extended Term, increased by two percent (2%); provided, however, that, if the Fair Market Rent is determined to be higher than such amount, the Minimum Rent owed by Lessee at the Fair Market
Rent shall be effective retroactively as of the first day of such Extended Term. If, after the Minimum Rent for an Extended Term is adjusted and applied retroactively as of the first day of such Extended Term, it is determined that additional Minimum Rent is due Lessor, the aggregate amount of any such additional Minimum Rent shall be paid to Lessor within thirty (30) days of the determination of the Fair Market Rent for such Extended Term.

			(e)	Each of the parties shall pay the fees of the
appraiser that it selects pursuant to Paragraph 18.2(a), above, and shall equally share the cost of the third appraiser, if necessary, and shall equally share the cost of arbitration (excluding attorneys' fees), if necessary.

ARTICLE XIX

		19.	Holding Over.  If Lessee shall for any reason remain
in possession of the Leased Property after the expiration of the Term or earlier termination of the Term hereof, such possession shall be as a month-to-month tenant during which time Lessee shall pay as rental each month, one and one-half times the aggregate of (i) one-twelfth of the aggregate Minimum Rent payable with respect to the last Lease Year of the Term; (ii) all Additional Rent accruing or otherwise payable during the month; (iii) all Additional Charges accruing during the month; and (iv) all other sums payable by Lessee pursuant to the provisions of this Lease. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

ARTICLE XX

	20. 	Risk of Loss.  During the Term of this Lease, the risk
of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures (to the extent caused by or through Lessee), attachments, levies or executions (other than those caused by or through Lessor) is assumed by Lessee, and Lessor shall in no event be answerable or accountable therefor, nor shall any of the events mentioned in this Paragraph entitle Lessee to any abatement of Rent except as specifically provided in this Lease, or any right to terminate this Lease, except as provided in Articles XIV or XV, above. Without limiting the foregoing, Lessor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee's employees, contractors, invitees, customers, or any other person in or about the Leased Property, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Leased Property, or upon other portions of the Land, or any part thereof, or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is accessible or not. Lessor shall not be liable for any damages arising from any act or neglect of Lessee, or any other party named above. Lessor shall, however, remain liable for any damages arising from Lessor's own gross negligence or willful misconduct.

ARTICLE XXI

	21. 	Indemnification.  Notwithstanding the existence of
any insurance provided for in Article XIII, and without regard to the policy limits of any such insurance, Lessee will protect, indemnify, hold harmless and defend Lessor from and against all liabilities, obligations, claims, demands, damages, penalties, causes of action, costs, and expenses
(including, without limitation, actual reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Lessor by reason of any of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks, including without limitation any claims of malpractice, whether occurring prior to or after the Commencement Date provided however, that if any such liability, obligation, demand, claim or cause of action is covered by liability insurance pursuant to
Article XIII, and if the insurance carrier is providing a defense acceptable to Lessor in the reasonable exercise of Lessor's discretion, or has otherwise acknowledged coverage for same, then Lessee shall not be obligated to duplicate the defense, investigation, adjustment, or other steps being taken by the insurer; (b) any occupancy, use, misuse, non-use, condition, maintenance, or repair by Lessee of the Leased Property; (c) any Impositions (which are the obligations of Lessee to pay pursuant to the applicable provisions of this Lease, which include any Impositions arising prior to the Commencement
Date); (d) any failure on the part of Lessee to perform or comply with any of the terms of this Lease; (e) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by the landlord (Lessee) thereunder; (f) any Hazardous Materials, as defined in Paragraph 10.2, above that now or hereafter during the Term may be located in, on or around, or may potentially affect, any part of the Land or Leased Improvements; (g) any and all other matters pertaining to the Leased Property or the operation of the Facility after the date of this Lease or otherwise during the Term, including without limitation compliance with or failure to comply with the provisions of Section 8 of the United States Housing Act of 1937 as and to the extent applicable, and the provisions of the Fair Housing Amendments Act of 1988, each as amended from time to time;
and (h) any liability relating to the construction or development of the Facility, whether arising in connection with events occurring prior to or after the Commencement Date, including without limitation compliance with or failure to comply with the provisions of the federal Americans with Disabilities Act, as amended from time to time. Any amounts which became payable by Lessee under this Paragraph shall be paid within ten (10) days of the date the same becomes due and if not timely paid, shall bear a late charge (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Lessee, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor or may compromise or otherwise dispose of the same as Lessee sees fit, at Lessee's sole cost, but after consultation with and approval by Lessor. Nothing herein shall be construed as indemnifying Lessor against its own gross negligence or willful misconduct. Lessee's liability for a breach of the provisions of this article arising during the Term hereof shall survive any termination of this Lease.

ARTICLE XXII

	22. 	Subletting and Assignment.  Lessee may not assign,
sublease or sublet, encumber, appropriate, pledge or otherwise transfer, the Lease or the leasehold or other interest in the Leased Property without the prior written consent of Lessor, which consent shall not be unreasonably withheld; provided, however, that Lessee may from time to time during the Term of this Lease enter into rental agreements with residents of the Facility, and execute any documents necessary in connection therewith, without obtaining Lessor's prior consent. Upon Lessor's consent, (a) in the case of any subletting, the sublessee shall comply with the provisions of Paragraph 22.2, and (b) in the case of any assignment, any such assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed and shall be, and become, jointly and severally liable with Lessee for the performance thereof. In the case of either an assignment or a subletting, (i) an original counterpart of each sublease and assignment and assumption, duly executed by Lessee and such sublessee or assignee, as the case may be, in form and substance satisfactory to Lessor, shall be delivered promptly to Lessor, and (ii) Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Lessee hereunder.

		22.1	Attornment.  Lessee shall insert in each sublease
permitted under Paragraph 22 (not including rental agreements with residents) provisions to that effect that (i) such sublease is subject and subordinate to all of the terms and provisions of this Lease and the rights of Lessor hereunder; (ii) in the event this Lease shall terminate before the expiration of such sublease, the sublessee thereunder will, at Lessor's option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease; and (iii) in the event the sublessee receives a written Notice from Lessor or Lessor's assignees, if any, stating that Lessee is in default under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct. All rents received from the sublessee by Lessor or Lessor's assignees, if any, as the case may be, shall be credited against amounts owing by Lessee under this Lease.

		22.2	Sublease Limitation.  Anything contained in this
Lease to the contrary notwithstanding, Lessee shall not sublet the Leased Property on any basis such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (i) the income or profits derived by the business activities of the sublessee; or (ii) any other formula such that any portion of the sublease rental received by Lessor would fail to qualify as "rents from real property" within the meaning of Paragraph 856(d) of the Code, or any similar or successor provision thereto.

ARTICLE XXIII

	23. 	Officer's Certificates and Financial Statements.

			(a)	At any time from time-to-time upon not less
than twenty (20) days Notice by Lessor, Lessee will furnish to Lessor an Officer's Certificate certifying that this Lease unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid and such other information concerning this Lease as may be reasonably requested by Lessor. Any such certificate furnished pursuant to this Paragraph may be relied upon by Lessor and any prospective purchaser or lender of the Leased Property.

			(b)	In addition to all other obligations to provide
financial information contained in the Lease, Lessee will furnish the following statements to Lessor:

				(i)  within one hundred twenty (120) days after
the end of each Lease Year, an Officer's Certificate stating that to the best of the signer's knowledge and belief after making reasonable inquiry, Lessee is not in default in the performance or observance of any of the terms of this Lease, or if Lessee shall be in default to its knowledge, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same, and

				(ii)  with reasonable promptness, such other
information respecting the financial condition and affairs of Lessee as Lessor may reasonably request from time-to-time.

			(c)	Within one hundred twenty (120) days after the
end of each Fiscal Year, Lessee agrees to provide to Lessor Consolidated Financials of Lessee for such Fiscal Year.

ARTICLE XXIV

	24.	Lessor's Right to Inspect.  Lessee shall permit Lessor
and its authorized representatives to inspect the Leased Property on at least one Business Day's prior notice during usual business hours subject to any security, health, safety, or confidentiality requirements of Lessee or any governmental agency or insurance requirement relating to the Leased
Property, or imposed by law or applicable regulations. Lessor shall take reasonable steps to avoid interference with the residents.

ARTICLE XXV

	25.	No Waiver.  The waiver by Lessor or Lessee of any
term, covenant or condition in this Lease shall not be deemed to be a waiver of any other term, covenant or condition or any subsequent waiver of the same or any other term, covenant or condition contained in this Lease. The subsequent acceptance of rent hereunder by Lessor or any payment by Lessee shall not be deemed to be a waiver of any preceding default of any term, covenant or condition of this Lease, other than the failure to pay the particular amount so received and accepted, regardless of the knowledge of any preceding default at the time of the receipt or acceptance.

ARTICLE XXVI

	26.	Remedies Cumulative.  To the extent permitted by
law, each legal, equitable or contractual right, power and remedy of each party now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by each party of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by such party of any or all of such other rights, powers and remedies.

ARTICLE XXVII

	27.	Acceptance of Surrender.  No surrender to Lessor of
this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

ARTICLE XXVIII

	28.	No Merger of Title.  There shall be no merger of this
Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation, or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate; and (b) the fee estate in the Leased Property.

ARTICLE XXIX

		29.	Conveyance by Lessor.  If Lessor or any successor
owner of the Leased Property shall transfer or assign Lessor's title or interest in the Leased Property or this Lease other than as security for a debt, then, subject to the provisions of this Article XXIX and provided the new owner has agreed in writing for the benefit of Lessee to recognize this Lease and be bound by all of the terms and conditions hereof, Lessor shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such transfer or assignment and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XXX

	30.	Quiet Enjoyment.  So long as Lessee shall pay all
Rent as the same becomes due and shall comply with all of the terms of this Lease and perform its obligations hereunder, and except for any claims, actions, liens or encumbrances arising from the acts or omissions of Lessee or otherwise from events occurring prior to the Commencement Date here under, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and encumbrances of record as of the date hereof or hereafter consented to by Lessee. Except as otherwise provided in this Lease, no failure by Lessor to comply with the foregoing covenant or any covenant of this Lease shall give Lessee any right to cancel or terminate this Lease or abate, reduce or made a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Lessee hereunder.

ARTICLE XXXI

	31.	Notices.  All notices, demands, requests, consents,
approvals, and other communications ("Notice" or "Notices") hereunder shall be in writing and personally served upon an Executive Officer of the party being served or mailed (by registered or certified mail, return receipt requested and postage prepaid), overnight delivery service addressed to the respective parties, as follows:

			(a)	If to Lessee:		Sterling House Corporation
							453 S. Webb Road
							East Pike Building, 5th Floor
							Wichita, Kansas 67207
							Attention: Mr. Steven Vick

  				with a copy to:	Crockett & Gilhousen
							1005 North Market
							Wichita, Kansas  67214
							Attention:  David G. Crockett, Esq.

			(b)	If to Lessor:		LTC Properties, Inc.
							300 Esplanade Drive,
       Suite 1860
							Oxnard, California 93030
							Attention:  William McBride III, President

				with a copy to:	Law Offices of Pamela J. Privett
							300 Esplanade Drive, Suite 1865
							Oxnard, California 93030
							Attention:  Pamela J. Privett, Esq.
					     and:	Stern, Neubauer, Greenwald & Pauly
							1299 Ocean Avenue, Tenth Floor
							Santa Monica, CA 90401-1007
							Attention:  Dennis L. Greenwald, Esq.

or to such other address as either party may hereafter designate by a Notice pursuant to this Paragraph. Personally delivered Notice (including Notices sent by overnight delivery service) shall be effective upon receipt, and Notice given by mail shall be completed five (5) days after the time of deposit in the U.S. Mail system. For the purposes hereof, the term "Executive Officer" shall mean the Chairman of the Board of Directors, the President, any Vice President, or the Secretary of the corporation upon which service is to be made.

ARTICLE XXXII

		32.1	Lessor May Grant Liens.  Lessor may, subject to the
terms and conditions set forth below in this Paragraph 32.1, from time-to-time, directly or indirectly, create or otherwise cause to exist any lien or encumbrance or any other change of title ("Encumbrance") upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing. Any such Encumbrance shall contain the right to prepay (whether or not subject to a prepayment penalty) and shall provide that it is subject to the rights of Lessee under this Lease, provided that any holder of an Encumbrance shall (a) give Lessee the same notice, if any, given to Lessor of any default or acceleration of any obligation underlying any such mortgage or any sale in foreclosure under such mortgage; (b) permit Lessee to cure any such default on Lessor's behalf within any applicable cure period, and Lessee shall be reimbursed by Lessor or shall be entitled to offset against Minimum Rent payments next accruing or coming due for any and all costs incurred in effecting such cure, including, without limitation, out-of-pocket costs incurred to effect any such cure (including reasonable attorneys' fees); (c) permit Lessee to appear and to bid at any sale in foreclosure made with respect to, and/or any sale by virtue of the exercise of the power of sale contained in, any such mortgage, and (d) provide that in the event of foreclosure or other possession of the Leased Property by the Mortgagee, that the Mortgagee (or other purchaser) shall be bound by the terms and provisions of this Lease. Upon the reasonable request of Lessor, Lessee shall execute an agreement to the effect that this Lease shall be subject and subordinate to the lien of a new mortgage on the Leased Property, and that in the event of any default or foreclosure under such mortgage, Lessee shall attorn to the new mortgagee, and as otherwise requested by Lessor on the condition that the mortgagee execute a non-disturbance agreement recognizing this Lease and agreeing, for itself and its successor and assigns, to comply with the provisions of this Article XXXII.

		32.2	Lessee's Right to Cure.  Subject to the provisions of
Paragraph 32.3, if Lessor breaches any covenant to be performed by it under this Lease, Lessee, after Notice to and demand upon Lessor, without waiving or releasing any obligation hereunder, and in addition to any other remedies available to Lessee, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Lessor. All sums so paid by Lessee and all costs and expenses (including, without limitation, reasonable attorneys' fees) so incurred, together with interest thereon from the date on which such sums or expenses are paid or incurred by Lessee, shall be paid by Lessor to Lessee on demand, but may not be offset by Lessee against payments of Rent hereunder.

		32.3	Breach by Lessor.  It shall be a breach of this Lease if Lessor fails to observe or perform any term, covenant or condition of this
Lease on its part to be performed, and such failure shall continue for a period of thirty (30) days after Notice thereof from Lessee unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Lessor, within said thirty (30)
day period, proceeds promptly, continuously and with due diligence to cure the failure and diligently completes the curing thereof.  The time within which Lessor shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay.

ARTICLE XXXIII

	33.	Miscellaneous.

		33.1	Survival of Obligations.  Anything contained in this
Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to, or in connection with any event occurring prior to, the date of any expiration or termination of this Lease or the date of Lessee's surrender of possession, whichever is later, shall survive such termination or surrender of possession.

		33.2	Late Charges; Interest.  If any interest rate provided
for in any provision of this Lease is based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate.

		33.3	Limits of Lessor's Liability.  Lessee specifically
agrees to look solely to the assets of Lessor for recovery of any judgment against Lessor, it being specifically agreed that no constituent shareholder, officer or director of Lessor shall ever be personally liable for any such judgment or the payment of any monetary obligation to Lessee. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Lessee might otherwise have to obtain injunctive relief against Lessor or Lessor's successors in interest, or any action not involving the personal liability of Lessor (original or successor). Additionally, Lessor shall be exonerated from any further liability under this

Lease upon Lessor's transfer or other divestiture of its ownership of the Leased Property, provided that the assignee or grantee shall expressly assume in writing the obligations of Lessor hereunder. Furthermore, in no event shall Lessor (original or successor) ever be liable to Lessee for any indirect or consequential damages suffered by Lessee from whatever cause.

		33.4	Transfer of Operations.  At Lessor's request, upon
the expiration or earlier termination of the Term, Lessee shall use its best efforts to transfer to Lessor or Lessor's nominee (or to cooperate with Lessor or Lessor's nominee in connection with the processing by Lessor or Lessor's nominee of any applications for) all licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities which may be necessary for the operation of the Facility; provided that the costs and expenses of any such transfer or the processing of any such application shall be paid by Lessor or Lessor's nominee.

		33.5	Addendum, Amendments and Exhibits.  Any
addendum, amendments and exhibits attached to this Lease are hereby incorporated in this Lease and made a part of this Lease.

		33.6	Headings.  The headings and paragraph titles in this
Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease.

		33.7	Time.  Time is of the essence of this Lease and each
and all of its provisions.

		33.8	Days.  Unless otherwise expressly indicated herein,
any reference to "days" in this Lease shall be deemed to refer to calendar days.

		33.9	Rent.  Each and every monetary obligation under this
Lease shall be deemed to be "Rent" under this Lease and for all other purposes under law.

		33.10	Applicable Law.  This Lease shall be governed by and
construed in accordance with the laws of the State of Oklahoma, but not including its conflicts of laws rules; thus the law that will apply is the law applicable to a transaction solely within the State of Oklahoma, including parties solely domiciled in the State of Oklahoma.

		33.11	Successors and Assigns.  The covenants and
conditions contained in this Lease shall, subject to the provisions regarding assignment (Article XXII), apply to and bind the heirs, successors, executors, administrators, and assigns of Lessor and Lessee.

		33.12	Recordation.  Lessor and Lessee shall execute with
appropriate acknowledgments and record in the Official Records of Pontotoc County, that certain Short Form Lease in the form and content of Exhibit "C" attached hereto. Lessor and Lessee shall equally share the cost of recording the Memorandum of Lease.

		33.13	Prior and Future Agreements.  This Lease contains
all of the agreements of Lessor and Lessee with respect to any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or supplemented except by an agreement in writing signed by both Lessor and Lessee or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both Lessor and Lessee.

		33.14	Partial Invalidity.  Any provision of this Lease which
shall be held by a court of competent jurisdiction to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision or term of this Lease, and such other provision or terms shall remain in full force and effect.

		33.15	Attorneys' Fees.  In the event of any action or
proceeding brought by one party against the other under this Lease, the prevailing party shall be entitled to recover its attorneys' fees in such action or proceeding from the other party, including all attorneys' fees incurred in connection with any appeals, and any post-judgment attorneys' fees incurred in efforts to collect on any judgment.

		33.16	Authority of Lessor and Lessee.  Lessor and Lessee
each hereby represent and warrant that the individuals signing on its behalf are duly authorized to execute and deliver this Lease on behalf of the corporation, in accordance with the bylaws of the corporation, and that this Lease is binding upon the corporation.

		33.17	Relationship of the Parties.  Nothing contained in
this Lease shall be deemed or construed by Lessor or Lessee, nor by any third party, as creating the relationship of principal and agent or a partnership, or a joint venture by Lessor or Lessee, it being understood and agreed that no provision contained in this Lease nor any acts of Lessor and Lessee shall be deemed to create any relationship other than the relationship of landlord and tenant.

		33.18	Counterparts.  This Lease may be executed in one or
more separate counterparts, each of which, once they are executed, shall be deemed to be an original. Such counterparts shall be and constitute one and the same instrument.

		33.19	Brokers.  Lessor and Lessee each warrants that it has
had no dealings with any real estate broker or agent in connection with the negotiation of this Lease and it knows of no real estate broker or agent who is entitled to a commission in connection with this Lease. Lessor and Lessee hereby agree to indemnify the other and to hold the other harmless from and against any and all costs, expenses, claims, damages, suits, including attorneys' fees, in any way resulting from claims or demands for commissions or other compensation from any real estate brokers claiming through such party with respect to this Lease.

	33.20	Computer Disc.  In order to facilitate the electronic
filing of this document with the United States Securities Exchange Commission and other governmental agencies, Lessor shall provide or cause to be provided to Lessee a computer disc containing this document, together with all exhibits, schedules and ancillary documents related thereto, formatted in WordPerfect 5.1 Times New Roman Font 12, upon Lessee's one-time request for same.

	WHEREFORE, each of the parties has accepted and agreed by affixing their respective authorized signatures below as of the date first above written.

"LESSEE"					STERLING HOUSE
CORPORATION,
						a Kansas corporation



By:_______________________________________

Name:____________________________________

Its:_______________________________________


"LESSOR"					LTC PROPERTIES, INC.,
						a Maryland corporation



By:_______________________________________

Name:____________________________________

Its:_______________________________________

	EXHIBIT "A"

	LEGAL DESCRIPTION

	ADA, OKLAHOMA


A part of Lot 3, Section 3, Township 3 North, Range 6 East, Pontotoc County, Oklahoma, more particularly described as follows, to-wit:

BEGINNING at the Northeast corner of said Lot 3; Thence due West
282.56 feet; Thence due South 330 feet; Thence East 282.56 feet; Thence due North 330 feet to the point of beginning.

	EXHIBIT "B"

	ENVIRONMENTAL REPORT
	[attached hereto]

EXHIBIT "C"

	SHORT FORM LEASE
	[attached hereto]

RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:

STERN, NEUBAUER, GREENWALD & PAULY,
A Professional Corporation
1299 Ocean Avenue, Tenth Floor
Santa Monica, California  90401-1007
Attention:  Dennis L. Greenwald, Esq.



	SHORT FORM LEASE

	THIS SHORT FORM LEASE is made as of December _____,
1996, by and between LTC Properties, Inc., a Maryland corporation
("Lessor") and Sterling House Corporation, a Kansas corporation ("Lessee").


	W I T N E S S E T H:

	1.	In consideration of the covenants of Lessee, Lessor
leases to Lessee, and Lessee leases from Lessor, all of Lessor's right, title and interest in and to that certain real property and improvements thereon located in the City of Ada, Pontotoc County, Oklahoma ("Facility"), as more particularly described in Exhibit "A", attached hereto.

	2.	This is a short form lease relating to that certain Lease
dated as of December _____, 1996 ("Lease"). The Lease has been executed by the parties and each party has a full copy thereof.

	3.	The term of the Lease shall be for a period of time
commencing on December _____, 1996, and shall continue to and include the 31st day of December, 2006, unless the Lease is sooner terminated according to the terms of the Lease or extended according to specific extension rights set forth in the Lease.

	4.	The Lease provides, and Lessor and Lessee hereby
confirm, that neither Lessee nor anyone claiming by, through or under Lessee, including contractors, subcontractors, materialmen, mechanics and laborers, shall have any mechanics', materialmen's or construction liens of any sort whatsoever upon the interest of Lessor in the Facility, and, to the contrary, any such lien is specifically prohibited. All parties with whom Lessee may deal are hereby put on notice that Lessee has no power to subject the interest of Lessor in the Facility to any claim or lien of any kind or character, and all such persons dealing with Lessee must look solely to Lessee for payment and not to Lessor's interest in the Facility or any other asset of Lessor.

	5.	The terms, conditions, provisions, covenants and
agreements set forth in the Lease shall be binding upon the Lessor and Lessee, their respective heirs, legal representatives, successors and assigns, shall be deemed to be covenants running with the Facility, and the entire Lease is hereby incorporated herein by this reference. In addition to those terms referred to herein, the Lease contains numerous other terms, conditions and provisions. In the event of any conflict between the provisions of this Short Form Lease and the Lease, the provisions of the Lease shall govern, control and prevail.

	6.	This Short Form Lease may be executed in one or
more separate counterparts, each of which, once they are executed, shall be deemed to be an original. Such counterparts shall be and constitute one and the same instrument.

	IN WITNESS WHEREOF, the parties hereto have caused this Short Form Lease to be signed as of the date first above written.

		"LESSEE"			STERLING HOUSE
CORPORATION, 						a Kansas
corporation



By:______________________________________

Name:____________________________________

Title:____________________________________


		"LESSOR"			LTC PROPERTIES, INC., a
Maryland corporation



By:_______________________________________

Name:____________________________________

Title:____________________________________

	ACKNOWLEDGEMENT


STATE OF ___________	)
				)	SS
COUNTY OF _________	)


	This instrument was acknowledged before me on December ___, 1996 by ____________________ as ____________________
of Sterling House Corporation.



	(Seal)
By:________________________________

Name:______________________________

Title:_______________________________

					[My Appointment
expires____________________]




	ACKNOWLEDGEMENT


STATE OF CALIFORNIA )
				)	SS
COUNTY OF VENTURA	)


	This instrument was acknowledged before me on December ___, 1996 by ________________ as _____________________ of
LTC Properties, Inc.



	(Seal)
By:________________________________

Name:______________________________

Title:_______________________________

					[My Appointment
expires____________________]